Exhibit 99.1

Primoris Services Corporation Reports Fourth Quarter and Full Year 2024 Results

Dallas, TX – Feb. 24, 2025 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its fourth quarter and full year ended December 31, 2024, and provided the Company’s initial outlook for 2025.

For the full year 2024, Primoris reported the following highlights(1):

●	Revenue of almost $6.4 billion, up $0.7 billion, or 11.4 percent, compared to the full year of 2023 driven primarily by strong growth in the Energy segment
●	Net income of $180.9 million, or $3.31 per diluted share, up 43.4 percent from the full year of 2023 due to higher operating income and lower interest expense
●	Record full year net cash provided by operating activities of $508.3 million, up $309.8 million from the full year of 2023, driven primarily by improved working capital and higher net income
●	Record total backlog of $11.9 billion, up $1.0 billion or 8.9 percent from year end 2023, including total Master Service Agreements (“MSA”) backlog of $5.8 billion
●	Adjusted net income of $211.4 million, or $3.87 per diluted share, an increase of 36.7 percent from the full year of 2023
●	Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) of $435.2 million, up 14.7 percent from the full year of 2023

For the fourth quarter 2024, Primoris reported the following highlights(1):

●	Revenue of $1.7 billion, up $225.8 million, or 14.9 percent, compared to the fourth quarter of 2023 driven by growth in the Energy and Utilities segments
●	Net income of $54.0 million, or $0.99 per diluted share, up 43.3 percent from the fourth quarter of 2023, driven by higher operating income and lower interest expense
●	Record fourth quarter net cash provided by operating activities of $298.3 million, driven primarily by favorable changes in working capital and higher net income
●	Adjusted net income of $61.8 million, or $1.13 per diluted share, up 33.4 percent from the fourth quarter of 2023
●	Adjusted EBITDA of $116.6 million, or 6.7 percent of revenue, up 11.9 percent, from the fourth quarter of 2023.

(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Primoris delivered another year of profitable growth in 2024, highlighting the successful execution of our strategy to allocate capital toward the highest return businesses and prioritize cash flow generation. We finished the year with record levels of revenue, operating income, and cash flow from operations. These accomplishments enabled us to improve margins, pay down debt and set us on a solid path to accomplish the multi-year financial and operational targets we set in the first half of 2024,” said Tom McCormick, President and Chief Executive Officer of Primoris.

“In several high growth areas, we were able to capitalize on favorable market trends to expand our power delivery margins through improved productivity and an active storm year, win and execute on multiple natural gas power generation projects and generate nearly $2.0 billion in revenue in our renewables business. We also ended the year with the highest total backlog in our history of $11.9 billion that is expected to provide the foundation for further revenue and profit growth opportunities.”

“As we progress into 2025, we believe we are well-positioned to meet the growing need for infrastructure investment in North America. Although uncertainty exists with regards to inflation, supply chain constraints, and changing trade and regulatory policies, our commitment to safely providing a broad range of critical infrastructure services enables us to continue building on long-standing, collaborative customer relationships. We are confident in our ability to adapt to these potential opportunities and challenges and grow profitably for the benefit of our customers, employees, and shareholders.”

Fourth Quarter 2024 Results Overview

Revenue was $1.7 billion for the three months ended December 31, 2024, an increase of $225.8 million, compared to the same period in 2023. The increase in revenue was primarily driven by renewables growth in the Energy segment and Utilities growth across all businesses. Operating income was $87.6 million for the three months ended December 31, 2024, an increase of $12.8 million compared to the same period in 2023. The increase was due to improved productivity in power delivery and gas operations in the Utilities segment, partially offset by lower revenues and margins in the pipeline business in the Energy segment. Operating income as a percentage of revenue increased slightly to 5.0 percent from 4.9 percent for the same period in 2023.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its peers. Please refer to “Non-GAAP Measures” and Schedules 1-4 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the fourth quarter of 2024, net income was $54.0 million, or $0.99 per diluted share, an increase of 43.3 percent compared to $37.7 million, or $0.69 per diluted share, in the fourth quarter of the previous year. Adjusted Net Income was $61.8 million, or $1.13 per diluted share, for the fourth quarter, an increase of 33.4 percent compared to $46.4 million, or $0.85 per diluted share, for the fourth quarter of 2023. Adjusted EBITDA was $116.6 million for the fourth quarter of 2024, an increase of $12.4 million, or 11.9 percent, compared to $104.2 million for the same period in 2023.

Operating performance by segment for the three months ended December 31, 2024, and 2023 were as follows:

Segment Results

(in thousands, except %)

(unaudited)

	For the three months ended December 31, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$664,067	—	$1,100,107	—	$(22,844)	(1)	$1,741,330		—
Cost of revenue	583,772	87.9%	995,804	90.5%	(22,844)	(1)	1,556,732		89.4%
Gross profit	80,295	12.1%	104,303	9.5%	—		184,598		10.6%
Selling, general, and administrative expenses	29,782	4.5%	37,666	3.4%	29,090		96,538		5.5%
Transaction and related costs	—		—		465		465
Operating income	50,513	7.6%	66,637	6.1%	(29,555)		87,595		5.0%
(1)	Represents intersegment revenue and cost of revenue of $22.8 million in the Utilities segment eliminated in our Consolidated Statements of Income

	For the three months ended December 31, 2023
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$576,509	—	$952,056	—	$(13,015)	(1)	$1,515,550		—
Cost of revenue	533,761	92.6%	838,204	88.0%	(13,015)	(1)	1,358,950		89.7%
Gross profit	42,748	7.4%	113,852	12.0%	—		156,600		10.3%
Selling, general, and administrative expenses	27,367	4.7%	33,024	3.5%	20,358		80,749		5.3%
Transaction and related costs	—		—		1,008		1,008
Operating income	15,381	2.7%	80,828	8.5%	(21,366)		74,843		4.9%
(1)	Represents intersegment revenue and cost of revenue of $10.1 million in the Utilities segment and $2.9 million in the Energy segment eliminated in our Consolidated Statements of Income

Utilities Segment (“Utilities”): Revenue increased by $87.6 million, or 15.2 percent, for the three months ended December 31, 2024, compared to the same period in 2023, primarily due to increased activity across communications, gas operations and power delivery compared to the prior year. Operating income for the three months ended December 31, 2024, increased by $35.1 million, or 228.4 percent, compared to the same period in 2023. The increase was primarily due to increased gross profit. Gross profit as a percentage of revenue increased to 12.1 percent in 2024 compared to 7.4 percent in 2023. The increase in gross profit margin is primarily attributable to improved productivity and storm restoration work in the power delivery market and increased activity from favorable weather in gas operations.

Energy Segment (“Energy”): Revenue increased by $148.1 million, or 15.6 percent, for the three months ended December 31, 2024, compared to the same period in 2023. The increase year-over-year was primarily due to increased renewables activity, partially offset by lower pipeline activity. Operating income for the three months ended December 31, 2024, decreased by $14.2 million, or 17.6 percent, compared to the same period in 2023, primarily due to lower gross profit. The decline in gross profit was primarily attributable to fewer project closeouts in renewables and a decrease in pipeline revenue, partially offset by strong margin performance by our industrial group. As a result, gross profit as a percentage of revenue decreased to 9.5 percent during the three months ended December 31, 2024, compared to 12.0 percent in the same period in 2023.

Full Year 2024 Results Overview

Revenue for the year ended December 31, 2024, increased by $0.7 billion, or 11.4 percent, compared to 2023. The increase was primarily due to growth in the Company’s Energy segment.

For the year ended December 31, 2024, operating income increased by $64.4 million, or 25.4 percent, compared to 2023. The increase was primarily driven by increased gross profit in both segments. Operating income as a percentage of revenue increased to 5.0 percent compared to 4.4 percent in 2023, primarily driven by improved margins in our Utilities segment.

For the full year 2024, net income was $180.9 million, or $3.31 per fully diluted share, compared to $126.1 million, or $2.33 per fully diluted share, in the previous year, an increase of 43.4 percent. Adjusted Net Income was $211.4 million, or $3.87 per fully diluted share, for the full year 2024 compared to $154.7 million, or $2.85 per fully diluted share, in 2023. Adjusted EBITDA was $435.2 million for 2024, an increase of 14.7 percent, compared to $379.5 million for the full year 2023.

Operating performance by segment for the years ended December 31, 2024, and 2023 were as follows:

Segment Results

(in thousands, except %)

(unaudited)

	For the year ended December 31, 2024
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$2,439,029	—	$4,032,035	—	$(104,226)	(1)	$6,366,838		—
Cost of revenue	2,181,068	89.4%	3,586,751	89.0%	(104,226)	(1)	5,663,593		89.0%
Gross profit	257,961	10.6%	445,284	11.0%	—		703,245		11.0%
Selling, general, and administrative expenses	118,253	4.8%	150,186	3.7%	114,912		383,351		6.0%
Transaction and related costs	—		—		2,442		2,442
Operating income	139,708	5.7%	295,098	7.3%	(117,354)		317,452		5.0%
(1)	Represents intersegment revenue and cost of revenue of $104.4 million in the Utilities segment eliminated in our Consolidated Statements of Income

	For the year ended December 31, 2023
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	a	% of Consolidated Revenue
Revenue	$2,410,174	—	$3,346,170	—	$(41,035)	(1)	$5,715,309		—
Cost of revenue	2,203,182	91.4%	2,965,671	88.6%	(41,035)	(1)	5,127,818		89.7%
Gross profit	206,992	8.6%	380,499	11.4%	—		587,491		10.3%
Selling, general, and administrative expenses	117,799	4.9%	132,576	4.0%	78,358		328,733		5.8%
Transaction and related costs	—		—		5,685		5,685
Operating income	89,193	3.7%	247,923	7.4%	(84,043)		253,073		4.4%
(1)	Represents intersegment revenue and cost of revenue of $29.9 million in the Utilities segment and $11.1 million in the Energy segment eliminated in our Consolidated Statements of Income

Utilities: Revenue increased by $28.9 million, or 1.2 percent, during 2024 compared to 2023. The increase is primarily due to increased project work in our power delivery market and increased activity in our gas and communications markets. Partially offsetting the overall increase was the substantial completion of a major substation project in our power delivery market in the second half of 2023. Operating income increased $50.5 million, or 56.6 percent, during 2024 compared to 2023 primarily due to increased gross profit. Gross profit as a percentage of revenue increased to 10.6 percent in 2024 compared to 8.6 percent in 2023. The increase is primarily attributable to productivity issues on some legacy projects from our PLH acquisition experienced in 2023 and higher costs associated with a communications project in 2023. In addition, we had strong performance in our power delivery market and the benefit of higher margin storm work in 2024.

Energy: Revenue increased by $685.8 million, or 20.5 percent, during 2024 compared to 2023, driven by increased renewable energy and industrial activity, partially offset by decreased activity in our pipeline market. Operating income increased by $47.2 million, or 19.0 percent, during 2024 compared to 2023, primarily due to strong revenue growth. Gross profit as a percentage of revenue decreased slightly to 11.0 percent in 2024 compared to 11.4 percent in 2023 as higher pipeline margins on a mid-Atlantic project in 2023 did not repeat in 2024. These amounts were partially offset by growth in higher margin renewable energy work and strong performance by our industrial group in 2024.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $383.4 million during the year ended December 31, 2024, an increase of $54.6 million, or 16.6 percent, compared to 2023, primarily due to increased personnel costs to support revenue growth as well as higher technology costs associated with ongoing initiatives. SG&A expense as a percentage of revenue increased slightly to 6.0 percent in 2024 compared to 5.8 percent in 2023. SG&A expenses were $96.5 million during the fourth quarter of 2024, an increase of $15.8 million, or 19.6 percent, compared to 2023. SG&A expense as a percentage of revenue increased slightly to 5.5 percent for the fourth quarter of 2024 compared to 5.3 percent for the fourth quarter of 2023. The increase in both SG&A expense and SG&A expense as a percentage of revenue in the fourth quarter of 2024 was primarily driven by higher personnel costs and incentive compensation related to improved operational performance.

Interest expense, net for the year ended December 31, 2024, was $65.3 million compared to $78.2 million for the year ended December 31, 2023. Interest expense, net for the fourth quarter of 2024 was $12.3 million compared to $21.7 million for the fourth quarter of 2023. The decreases of $12.9 million for the full year and $9.4 million for the fourth quarter of 2024 were due to lower average debt balances and interest rates. Interest expense for 2025 is expected to be approximately $44 to $48 million depending on average debt balances and changes in interest rates.

Our provision for income taxes increased $22.5 million to $74.0 million for 2024 compared to 2023. The increase was primarily driven by an increase in pre-tax profits subject to tax. The 2024 effective tax rate was 29.0 percent. The Company expects its effective tax rate for 2025 to be approximately 29 percent but it may vary depending on the mix of states in which the Company operates.

Outlook

The Company is providing its estimates for the year ending December 31, 2025. Net income is expected to be between $203.3 million and $214.3 million. Earnings per Share (“EPS”) is expected to be between $3.70 and $3.90 per fully diluted share. Adjusted EPS is estimated in the range of $4.20 to $4.40, and Adjusted EBITDA for the full year 2025 is expected to range from $440 to $460 million.

The Company is targeting SG&A expense as a percentage of revenue in the low six percent range for full year 2025. The Company estimates capital expenditures for 2025 in the range of $90 to $110 million, which includes $60 to $80 million for construction equipment. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 9 to 11 percent; Energy in the range of 10 to 12 percent.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules 1-4 below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	December 31, 2024		December 31, 2023
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$71.1	$71.1	$96.3	$96.3
MSA Backlog	1,822.6	5,449.8	1,776.5	5,093.6
Backlog	$1,893.7	$5,520.9	$1,872.8	$5,189.9

Energy
Fixed Backlog	$3,160.6	$6,023.7	$2,599.0	$5,102.6
MSA Backlog	142.7	320.7	308.2	602.4
Backlog	$3,303.3	$6,344.4	$2,907.2	$5,705.0

Total
Fixed Backlog	$3,231.7	$6,094.8	$2,695.3	$5,198.9
MSA Backlog	1,965.3	5,770.5	2,084.7	5,696.0
Backlog	$5,197.0	$11,865.3	$4,780.0	$10,894.9

At December 31, 2024, total Fixed Backlog was $6.1 billion, an increase of $0.9 billion, or 17.2 percent compared to $5.2 billion at December 31, 2023. Total MSA Backlog was $5.8 billion, an increase of $0.1 billion, or 1.3 percent, compared to $5.7 billion at December 31, 2023. Total Backlog as of December 31, 2024, was $11.9 billion, including Utilities backlog of $5.5 billion and Energy backlog of approximately $6.4 billion.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At December 31, 2024, the Company had $455.8 million of unrestricted cash and cash equivalents. In the fourth quarter of 2024, capital expenditures were $23.6 million, including $21.0 million on facilities and $2.4 million in construction equipment purchases. Capital expenditures for the twelve months ended December 31, 2024, were $126.6 million, including $81.9 million on facilities and $36.6 million for construction equipment.

The Company also announced that on February 19, 2025, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on March 31, 2025, payable on approximately April 15, 2025. During the twelve months ended December 31, 2024 the Company did not purchase any shares of common stock under its share purchase program. The share purchase plan expired on December 31, 2024.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Tuesday, February 25, 2025, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s fourth quarter and full year 2024 results and its business outlook for 2025.

Interested parties are invited to dial-in at 1-800-715-9871, or from outside the U.S. at 1-646-307-1963, using access code: 1324356, or by asking for the Primoris conference call. A link to the webcast will be accessible from the “Investors” section of the Company’s website at www.prim.com. A replay of the conference call will be available Tuesday, February 25, 2025, beginning at 5:00 p.m. U.S. Central Time for seven days. The phone number for the conference call replay is 1-800-770-2030 or, for calls from outside the U.S., 1-647-362-9199, using access code: 1324356 followed by the # key. The replay of the webcast will also be available on the Company’s website following the end of the live call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. Built on a foundation of trust, we deliver a range of engineering, construction, and maintenance services that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media at @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions, cybersecurity threats or inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$1,741,330	$1,515,550	$6,366,838	$5,715,309
Cost of revenue	1,556,732	1,358,950	5,663,593	5,127,818
Gross profit	184,598	156,600	703,245	587,491
Selling, general and administrative expenses	96,539	80,749	383,351	328,733
Transaction and related costs	465	1,008	2,442	5,685
Operating income	87,594	74,843	317,452	253,073
Other income (expense):
Foreign exchange (loss) gain, net	800	(138)	2,674	1,163
Other income, net	90	64	106	1,604
Interest expense, net	(12,331)	(21,728)	(65,315)	(78,171)
Income before provision for income taxes	76,153	53,041	254,917	177,669
Provision for income taxes	(22,187)	(15,382)	(74,029)	(51,524)
Net income	53,966	37,659	180,888	126,145

Dividends per common share	$0.08	$0.06	$0.26	$0.24

Earnings per share:
Basic	$1.00	$0.71	$3.37	$2.37
Diluted	$0.99	$0.69	$3.31	$2.33

Weighted average common shares outstanding:
Basic	53,720	53,360	53,636	53,297
Diluted	54,662	54,385	54,576	54,223

PRIMORIS SERVICES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$455,825	$217,778
Accounts receivable, net	834,386	685,439
Contract assets	773,736	846,176
Prepaid expenses and other current assets	95,525	135,840
Total current assets	2,159,472	1,885,233
Property and equipment, net	488,241	475,929
Operating lease assets	461,049	360,507
Intangible assets, net	207,896	227,561
Goodwill	856,869	857,650
Other long-term assets	22,341	20,547
Total assets	$4,195,868	$3,827,427
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$624,254	$628,962
Contract liabilities	617,424	366,476
Accrued liabilities	350,077	263,492
Dividends payable	4,298	3,202
Current portion of long-term debt	74,633	72,903
Total current liabilities	1,670,686	1,335,035
Long-term debt, net of current portion	660,193	885,369
Noncurrent operating lease liabilities, net of current portion	333,370	263,454
Deferred tax liabilities	64,035	59,565
Other long-term liabilities	58,051	47,912
Total liabilities	2,786,335	2,591,335
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	285,811	275,846
Retained earnings	1,127,953	961,028
Accumulated other comprehensive income	(4,237)	(788)
Total stockholders’ equity	1,409,533	1,236,092
Total liabilities and stockholders’ equity	$4,195,868	$3,827,427

PRIMORIS SERVICES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net income	$180,888	$126,145
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	95,522	107,041
Stock-based compensation expense	15,131	11,833
Gain on sale of property and equipment	(44,786)	(48,104)
Unrealized loss (gain) on interest rate swap	1,565	(397)
Other non-cash items	4,139	2,181
Changes in assets and liabilities:
Accounts receivable	(167,629)	(16,885)
Contract assets	62,677	(229,826)
Other current assets	18,379	45,578
Net deferred tax liabilities	4,998	29,429
Other long-term assets	39	459
Accounts payable	11,384	93,433
Contract liabilities	251,188	84,745
Operating lease assets and liabilities, net	(5,301)	(1,194)
Accrued liabilities	66,388	(6,832)
Other long-term liabilities	13,731	946
Net cash provided by operating activities	508,313	198,552
Cash flows from investing activities:
Purchase of property and equipment	(126,555)	(103,005)
Proceeds from sale of assets	99,323	63,695
Cash paid for acquisitions, net of cash and restricted cash acquired	—	9,300
Net cash used in investing activities	(27,232)	(30,010)
Cash flows from financing activities:
Borrowings under revolving lines of credit	—	440,223
Payments on revolving lines of credit	—	(540,223)
Proceeds from issuance of long-term debt	—	10,000
Payments on long-term debt	(224,470)	(96,987)
Payments related to tax withholding for stock-based compensation	(7,473)	(1,734)
Dividends paid	(12,867)	(12,783)
Other	452	(3,775)
Net cash used in financing activities	(244,358)	(205,279)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,164	1,288
Net change in cash, cash equivalents and restricted cash	237,887	(35,449)
Cash, cash equivalents and restricted cash at beginning of the year	223,542	258,991
Cash, cash equivalents and restricted cash at end of the year	$461,429	$223,542

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	a	2024	2023
Net income as reported (GAAP)	$53,966	$37,659		$180,888	$126,145
Non-cash stock-based compensation	4,783	2,878		15,131	11,833
Transaction/integration and related costs	465	1,008		2,442	5,685
Amortization of intangible assets	4,658	5,190		19,669	21,820
Amortization of debt issuance costs	541	636		2,278	2,181
Unrealized loss (gain) on interest rate swap	363	2,604		1,565	(397)
Change in fair value of contingent consideration	—	(61)		—	(936)
Impairment of assets	305	—		1,854	—
Income tax impact of adjustments (1)	(3,234)	(3,554)		(12,452)	(11,654)
Adjusted net income	$61,847	$46,360		$211,375	$154,677
Weighted average shares (diluted)	54,662	54,385		54,576	54,223
Diluted earnings per share	$0.99	$0.69		$3.31	$2.33
Adjusted diluted earnings per share	$1.13	$0.85		$3.87	$2.85

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	a	2024	2023
Net income as reported (GAAP)	$53,966	$37,659		$180,888	$126,145
Interest expense, net	12,331	21,728		65,315	78,171
Provision for income taxes	22,187	15,382		74,029	51,524
Depreciation and amortization	22,574	25,587		95,522	107,041
EBITDA	111,058	100,356		415,754	362,881
Non-cash stock-based compensation	4,783	2,878		15,131	11,833
Transaction/integration and related costs	465	1,008		2,442	5,685
Change in fair value of contingent consideration	—	(61)		—	(936)
Impairment of assets	305	—		1,854	—
Adjusted EBITDA	$116,611	$104,181		$435,181	$379,463

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$203,250	$214,250
Non-cash stock-based compensation	18,000	18,000
Amortization of intangible assets	17,500	17,500
Amortization of debt issuance costs	2,000	2,000
Transaction/integration and related costs	2,000	2,000
Income tax impact of adjustments (1)	(11,500)	(11,500)
Adjusted net income	$231,250	$242,250
Weighted average shares (diluted)	55,000	55,000
Diluted earnings per share	$3.70	$3.90
Adjusted diluted earnings per share	$4.20	$4.40

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2025

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted EBITDA for the year ending December 31, 2025.

	Estimated Range
	Full Year Ending
	December 31, 2025
Net income as defined (GAAP)	$203,250	$214,250
Interest expense, net	44,000	48,000
Provision for income taxes	81,750	86,750
Depreciation and amortization	91,000	91,000
EBITDA	420,000	440,000
Non-cash stock-based compensation	18,000	18,000
Transaction/integration and related costs	2,000	2,000
Adjusted EBITDA	$440,000	$460,000